NEWS RELEASE

Ocean Power Technologies Signs Contract with Premier Oil for a PowerBuoy™ deployment in the Central North Sea

Monroe Township, N.J., June 28, 2018 (GLOBE NEWSWIRE) — Ocean Power Technologies, Inc. (NASDAQ: OPTT) announced today that the Company has signed a contract with Premier Oil, to supply a PowerBuoy™ for a deployment in the Huntington Field, one of Premier Oil’s offshore fields in the Central North Sea. The contract calls for a nine-month lease including an initial three-month trial, followed by a six-month extension upon successful completion of the initial trial. The contract also includes an option to extend the initial nine-month lease. The project is expected to start in June of 2018 and deployment is anticipated for October of 2018.

The OPT PowerBuoy™ will be deployed in the Central North Sea and will serve as a self-sustaining intelligent platform to provide communications and remote monitoring services. During the deployment, Premier Oil will explore the PowerBuoy™ capabilities and its ability to monitor the local environment and alert shipping of its position.

The project is also backed by the Aberdeen-based Oil & Gas Technology Centre (OGTC), which has provided co-funding, support and technical input to the monitoring requirements for the buoy. Chris Pearson, Small Pools Solution Centre Manager for the Oil & Gas Technology Centre, said, “The PowerBuoy™ is an exciting technology and the project represents the first time that a wave power device is being deployed on the United Kingdom Continental Shelf on an oil and gas development. The system can provide monitoring to safeguard subsea safety zones and generate power with a view to operate subsea assets, meaning it fits well with our focus on reducing the cost of decommissioning and unlocking small pools.”

George H. Kirby, President and Chief Executive Officer of OPT, said, “For the second time in less than four months, we have signed a contract for the lease of a PowerBuoy™ in the offshore oil and gas market. This commercial contract is a breakthrough for OPT and reflects our continuing commitment to support customers where decommissioning activities can benefit from an autonomous solution for surveillance and monitoring. We’re pleased to be working with OGTC, and we look forward to helping Premier Oil advance its safe operational excellence in the North Sea through this phase of the project, as well as potentially other oil and gas operators around the world.”

Pieter voor de Poorte, Premier Oil’s Subsea Decommissioning Lead commented, “Following successful completion of the feasibility study earlier this year, we are excited to move to this next phase in the form of a deployment of the PowerBuoy™. We think this technology has a lot of potential and it aligns well with our goals of increasing safety, efficiency and operational effectiveness. The PowerBuoy™ system will deliver on all these aspects and offer a step change in our decommissioning planning processes. It also opens up potential future applications for intelligent, remotely controlled small field developments.”

In parallel with this deployment, an evaluation is under way with Premier Oil to consider another longer-term deployment where, in addition to site monitoring services, the PowerBuoy™ would be utilized to power and communicate with subsea control modules to monitor pressures and temperatures within the wells. The planning for this second phase would commence in late 2018, with a potential installation in the summer of 2019. “This project with Premier Oil demonstrates the potential for expanded use of the PB3 PowerBuoy™ as a solution to provide unmanned, self-powered, intelligent monitoring and surveillance”, added Kirby.

In addition to the recently announced Eni S.p.A. contract, this is the second contract with an offshore oil and gas operator this year, which together provide the potential for over $3.1 million in revenues for the Company based on all contracted pre-trial work, trial deployments, service and support, optional trial periods and services, and the option for both parties to purchase the PowerBuoysTM during the contract periods.

About Ocean Power Technologies

Headquartered in Monroe Township, New Jersey, Ocean Power Technologies aspires to transform the world through durable, innovative and cost-effective ocean energy solutions. Its PB3 PowerBuoy™ uses ocean waves to provide clean and reliable electric power and real-time data communications for remote offshore applications in markets such as oil and gas, defense, security, science, research, and communications. To learn more, visit www.oceanpowertechnologies.com.

About Premier Oil

Premier Oil is a leading independent exploration and production company with oil and gas interests in the North Sea, South East Asia, the Falkland Islands, and Latin America. To learn more, visit www.premier-oil.com.

About the Oil & Gas Technology Centre

The Oil & Gas Technology Centre is a not-for-profit, industry-led, technology research and development organization based in Aberdeen. As an industry-led research and knowledge organization, the Centre is backed by both the UK and Scottish governments to fund and direct projects that help to unlock the full potential of the UK North Sea. It aims to be the go-to technology centre for the oil and gas industry in the UK and internationally. To learn more, visit http://www.theogtc.com.

Forward-Looking Statements

This release may contain “forward-looking statements” that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

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Investor Relations Contact:

Jackie Marcus or Steve Calk

Email: OPTT@alpha-ir.com

Phone: 312-445-2870